EXHIBIT 10.1
EXECUTION VERSION
CONSENT, WAIVER AND THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT
THIS CONSENT, WAIVER AND THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT (this "Amendment") is made and entered into this 30th day of June, 2014, by and among CROSS COUNTRY HEALTHCARE, INC., a Delaware corporation ("Cross Country"), CEJKA SEARCH, INC., a Delaware corporation ("Cejka"), CROSS COUNTRY EDUCATION, LLC, a Delaware limited liability company ("Education"), CROSS COUNTRY STAFFING, INC., a Delaware corporation and successor by merger to MRA Search, Inc. and MCVT, Inc. ("Staffing"), MDA HOLDINGS, INC., a Delaware corporation ("MDA"), CROSS COUNTRY PUBLISHING, LLC, a Delaware limited liability company ("Publishing"), ASSIGNMENT AMERICA, LLC, a Delaware limited liability company ("Assignment"), TRAVEL STAFF, LLC, a Delaware limited liability company ("Travel"), LOCAL STAFF, LLC, a Delaware limited liability company ("Local"), MEDICAL DOCTOR ASSOCIATES, LLC, a Delaware limited liability company and successor by merger to Allied Health Group, LLC ("Doctor"), CREDENT VERIFICATION AND LICENSING SERVICES, LLC, a Delaware limited liability company ("Credent"; together with Cross Country, Cejka, Education, Staffing, MDA, Publishing, Assignment, Travel, Local and Doctor, each individually, an "Existing Borrower" and, collectively, "Existing Borrowers"), and OWS, LLC, a Delaware limited liability company ("New Borrower"; together with Existing Borrowers, each individually, a "Borrower" and, collectively, "Borrowers"), the financial institutions party hereto as lenders (collectively, "Lenders"), and BANK OF AMERICA, N.A., a national banking association, as agent for the Lenders ("Agent").
Recitals:
Existing Borrowers, Agent, and Lenders are parties to a certain Loan and Security Agreement dated January 9, 2013 as amended by that certain Consent and First Amendment to Loan and Security Agreement dated December 2, 2013, and as amended by that certain Second Amendment to Loan and Security Agreement dated April 29, 2014 (as so amended and as may at any time be further amended, restated, supplemented or otherwise modified, the "Loan Agreement") pursuant to which Lenders have made certain revolving credit loans to Borrowers.
Borrowers have informed Agent and Lenders that Cross Country intends to acquire (the "MSN Acquisition") certain of the assets of MSN Holdco, LLC, a Delaware limited liability company ("MSNH"), MSN Holding Company, Inc., a Delaware corporation ("MSNHC"), Medical Staffing Network Healthcare, LLC, a Delaware limited liability company ("MSN"), and Optimal Workforce Solutions, LLC, a Delaware limited liability company ("OWS", together with MSNH, MSNHC, and MSN, collectively, the "Target Company"), including, without limitation, MSN's equity interests in Intelistaf of Oklahoma, L.L.C., an Oklahoma limited liability company ("Intelistaf Interests"), which equity interests represent 68% of the total Intelistaf Interests, in each case, pursuant to the terms of a certain Asset Purchase Agreement dated June 2, 2014, between Cross Country and Target Company (together with all other documents, instruments, agreements and certificates executed and delivered in connection therewith on or before the date hereof and delivered to Agent and Lenders, collectively, the "MSN Purchase Documents") for an aggregate cash consideration that is equal to or less than $48,270,000.
Borrowers have further informed Agent and Lenders that in order to facilitate the consummation of the MSN Acquisition, Borrowers wish to (i) incur the Second Lien Debt (as defined below) in the original principal amount of up to $30,000,000, such Debt to be secured by second priority Liens in Borrowers' assets subject to the terms of the Intercreditor Agreement (as defined below) and (ii) issue the unsecured Subordinated Notes (as defined below) in the original principal amount of $25,000,000.
Existing Borrowers have informed Agent that they desire for New Borrower to be joined as a "Borrower" under and pursuant to the Loan Agreement and the other Loan Documents. New Borrower is executing this Agreement to become a party to the Loan Agreement and the other Loan Documents.
The consummation of the MSN Acquisition, the incurrence of the Second Lien Debt, the issuance of the Subordinated Notes and the grant of Liens on the Collateral to secure the Second Lien Debt, are not permitted under the Loan Agreement. Borrowers have requested that Agent and Lenders consent to (i) the consummation of the MSN Acquisition, (ii) the incurrence of the Second Lien Debt, (iii) the issuance of the Subordinated Notes, and (iv) the grant of Liens to secure the Second Lien Debt, to the extent such actions would be violative of the Loan Agreement, and Agent and Lenders are willing to so consent and otherwise to join New Borrower to the Loan Agreement so as to permit the occurrence of sub-clauses (i) through (iv) under the Loan Agreement and other Loan Documents and to amend the Loan Agreement on the terms and subject to the conditions hereof.
NOW, THEREFORE, for TEN DOLLARS ($10.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby severally acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
1.    Definitions. All capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meanings ascribed to such terms in the Loan Agreement.
2.    Amendments to Loan Agreement. The Loan Agreement is hereby amended as follows:
(a)    By deleting the reference to "$65,000,000.00" set forth on the cover page of the Loan Agreement and by substituting in lieu thereof a reference to "$85,000,000.00."
(b)    By deleting in their entirety the definitions of "Accounts Formula Amount", "Distribution", "EBITDA", "Eligible Assignee", "Equities Securities Issuance", "LC Reserve", "Letter of Credit Subline", "LIBOR", "Revolver Termination Date", "Trigger Period" and "Trigger Period (FCCR)" contained in Section 1.1 of the Loan Agreement, and by substituting the following definitions in lieu thereof:
Accounts Formula Amount: the sum of (a) 85% of the Value of Eligible Billed Accounts plus (b) the lesser of (i) 85% of the Value of Eligible Unbilled Accounts and (ii) $18,000,000.
Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); any distribution, advance or repayment of Debt to a holder of Equity Interests (other than any payments on Second Lien Debt not prohibited under Section 10.2.8 or the terms of the Intercreditor Agreement and payments on the Notes permitted pursuant to the terms of the Subordination Agreement); or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest.
EBITDA: for any period, the sum of the following determined on a consolidated basis, without duplication, for Borrowers and their Subsidiaries in accordance with GAAP: (a) Net Income for such period plus (b) the sum of the following to the extent deducted in determining Net Income for such period: (i) the provision for taxes based on income or profits or utilized in computing net loss, (ii) Interest Expense, (iii) depreciation expense,

(iv) amortization expense, (v) any other non-cash charges (other than any such non-cash charge to the extent that it represents an accrual of, or reserve for, cash expenditures in any future period), and (vi) fees and expenses incurred by Borrowers or any of their Subsidiaries related to the issuance of any additional Equity Interests or additional Debt, less (c) the sum of all non-cash items included in Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period) plus (d) all fees and expenses incurred by Borrowers or any of their Subsidiaries during such period with respect to this Agreement and the transactions contemplated hereby (but excluding in any event fees and expenses incurred in connection with the Third Amendment and the transactions contemplated thereby, which are fees and expenses are addressed in clause (g) below) to the extent such fees are not amortized or capitalized and do not, in the aggregate, exceed $1,000,000 during the term of this Agreement, plus (e) all fees and expenses incurred by Borrowers or any of their Subsidiaries during such period in connection with any Permitted Acquisition, plus (f) all costs incurred by Borrowers or any of their Subsidiaries during such period in order to integrate the business acquired through a Permitted Acquisition into the ongoing operations of Borrowers and their Subsidiaries; provided that in the case of this clause (f), (x) such costs are incurred during the first 12 months after such Permitted Acquisition and (y) the amount of such costs do not exceed $2,000,000 individually for any one Permitted Acquisition and $5,000,000 in the aggregate for all Permitted Acquisitions during the term of this Agreement subsequent to the Closing Date, plus (g) all non-recurring legal fees and expenses, closing fees, syndication fees and arrangement fees incurred prior to or within two (2) months of the Third Amendment Date in connection with the closing of the MSN Acquisition, the incurrence of the Second Lien Debt, the issuance of the Subordinated Notes and the closing of the Third Amendment, in an aggregate amount under this clause (g) not to exceed $5,000,000 during the term of this Agreement and only to the extent such fees and expenses are not amortized or capitalized. For purposes of this Agreement, EBITDA shall be adjusted on a pro forma basis, in a manner reasonably acceptable to Agent, to include, as of the first day of any applicable period, any Permitted Acquisitions and any Permitted Asset Dispositions during such period, including any operating expense reductions for such period permitted to be reflected in financial statements by Regulation S-X under the Exchange Act provided that such operating expense reductions shall not exceed 10% of EBITDA for such period of calculation.
Eligible Assignee: a Person that is (a) a Lender, Affiliate of a Lender or Approved Fund; (b) any other financial institution approved by Borrower Agent (which approval shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within five Business Days after notice of the proposed assignment) and Agent, which extends revolving credit facilities of this type in its ordinary course of business; or (c) during any Event of Default, any Person acceptable to Agent in its discretion, in each case under clause (a), (b) or (c), other than a natural person, any Defaulting Lender or Subsidiary of a Defaulting Lender, or any Person that, upon becoming a Lender, would constitute a Defaulting Lender or a Subsidiary of a Defaulting Lender.
Equities Securities Issuance: has the meaning given it in Section 5. 3(c).
LC Reserve: the aggregate of all LC Obligations, other than (i) those that have been Cash Collateralized by Borrowers and (ii) during any period of calculation from the Third Amendment Date through and including the date 8 Business Days following the Third Amendment Date, LC Obligations in respect of those Letters of Credit (the "Primary Letters of Credit") issued on the Third Amendment Date and described on Schedule 1.1(a) that are duplicative of the Letters of Credit (the "Back-to-Back Letters of Credit") issued by Issuing Bank on the Third Amendment Date to support letters of credit issued to the same beneficiaries as those that are beneficiaries under the Primary Letters of Credit, but only for such time as such Back-to-Back Letters of Credit remain outstanding.
Letter of Credit Subline: $35,000,000.
LIBOR: the per annum rate of interest (rounded up, if necessary, to the nearest 1/8th of 1%) determined by Agent at or about 11:00 a.m. (London time) two Business Days prior to the commencement of an Interest Period, for a term equivalent to such Interest Period, equal to the London Interbank Offered Rate, or comparable or successor rate approved by Agent, as published on the applicable Reuters screen page (or other commercially available source designated by Agent from time to time); provided, that any such comparable or successor rate shall be applied by Agent, if administratively feasible, in a manner consistent with market practice.
Revolver Termination Date: June 30, 2017.
Trigger Period: the period (a) commencing on (i) the day that an Event of Default occurs, (ii) Average Availability has been less than the greater of (x) 12.5% of the Loan Cap and (y) $8,250,000 during the immediately preceding 5 Business Days or (iii) Availability is less than $4,000,000 at any time and (b) continuing until, during the preceding 45 days, no Event of Default has existed and at all times during such period Availability has been greater than the greater of (i) 12.5% of the Loan Cap and (ii) $8,250,000.
Trigger Period (FCCR): the period (a) commencing on the day that an Event of Default occurs or Availability is less than the greater of (i) 12.5% of the Loan Cap and (ii) $8,250,000 at any time and (b) continuing until, during the preceding 45 days, no Event of Default has existed and at all times during such period Availability has been greater than the greater of (i) 12.5% of the Loan Cap and (ii) $8,250,000.
(c)     By adding the following new definitions to Section 1.1 of the Loan Agreement in proper alphabetical sequence:
Intelistaf: Intelistaf of Oklahoma, L.L.C., an Oklahoma limited liability company.
Intelistaf Operating Agreement: that certain Operating Agreement of Intelistaf, effective as of May 7, 1998 (as amended, restated, supplemented or otherwise supplemented prior to the Third Amendment Date).
Intercreditor Agreement: that certain Intercreditor Agreement dated June 30, 2014, between Second Lien Agent and Agent, providing for the relative priority of such parties' Liens in the Collateral.
MSN Acquisition: has the meaning given to such term in the Third Amendment.
MSN Purchase Documents: has the meaning given to such term in the Third Amendment.

Second Lien Agent: has the meaning given to such term in the Intercreditor Agreement.
Second Lien Debt: has the meaning given to such term in the Intercreditor Agreement.
Second Lien Lenders: has the meaning given such term in the Intercreditor Agreement.
Second Lien Loan Agreement: that certain Second Lien Loan and Security Agreement dated on or about the Third Amendment Date among Second Lien Agent, Second Lien Lenders and Borrowers, as amended, restated, supplemented or otherwise modified from time to time in accordance with the Intercreditor Agreement.
Subordinated Creditors: has the meaning given such term in the Subordination Agreement.
Subordinated Notes: has the meaning given to such term in the Subordination Agreement.
Subordination Agreement: that certain Debt Subordination Agreement dated June 30, 2014, among Subordinated Creditors, Borrowers and Agent, providing for the subordination of Subordinated Notes to the Obligations.
Third Amendment: that certain Consent, Waiver and Third Amendment dated June 30, 2014, by and among Borrowers, Lenders and Agent.
Third Amendment Date: June 30, 2014.
(d)    By deleting the amount "$7,500,000" in clause (e)(ii) of the definition of "Permitted Acquisition" set forth in Section 1.1 of the Loan Agreement, and by substituting in lieu thereof the amount "$10,000,000".
(e)     By deleting the amount "$10,000,000" in clause (b)(ii) of the definition of "Permitted Distribution" set forth in Section 1.1 of the Loan Agreement, and by substituting in lieu thereof the amount "$13,000,000".
(f)     By deleting the amount "$7,500,000" in clause (b)(ii) of the definition of "Permitted Investment" set forth in Section 1.1 of the Loan Agreement, and by substituting in lieu thereof the amount "$10,000,000".
(g)     By deleting the definition of "Reserve Percentage" in Section 1.1 of the Loan Agreement.
(h)    By deleting clause (c) of Section 2.1.7 of the Loan Agreement in its entirety and by substituting the following in lieu thereof:
"(c) increases under this Section do not exceed $25,000,000 in the aggregate after the Third Amendment Date and no more than four (4) increases are made,"

(i)     By adding the following Section 3.7.4 immediately following Section 3.7.3 of the Loan Agreement:
3.7.4 LIBOR Loan Reserves. If any Lender is required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, Borrowers shall pay additional interest to such Lender on each LIBOR Loan equal to the costs of such reserves allocated to the Loan by the Lender (as determined by it in good faith, which determination shall be conclusive). The additional interest shall be due and payable on each interest payment date for the Loan; provided, however, that if such Lender notifies Borrowers (with a copy to Agent) of the additional interest less than 10 days prior to the interest payment date, then such interest shall be payable 10 days after Borrowers' receipt of the notice.
(j)    By deleting Section 4.1.1(a) of the Loan Agreement in its entirety and by substituting the following in lieu thereof:
(a)    Whenever Borrowers desire funding of a Borrowing of Revolver Loans, Borrower Agent shall give Agent a Notice of Borrowing (unless otherwise waived by Agent from time to time in its discretion in connection with any auto-funding cash management services). Such notice must be received by Agent no later than 1:00 p.m. (i) on the Business Day of the requested funding date, in the case of Base Rate Loans, and (ii) at least three Business Days prior to the requested funding date, in the case of LIBOR Loans. Notices received after 1:00 p.m. shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as Base Rate Loans or LIBOR Loans, and (D) in the case of LIBOR Loans, the duration of the applicable Interest Period (which shall be deemed to be 30 days if not specified).
(k)    By deleting Section 4.1.2 of the Loan Agreement in its entirety and by substituting the following in lieu thereof:
4.1.2 Fundings by Lenders. Each Lender shall timely honor its Revolver Commitment by funding its Pro Rata share of each Borrowing of Revolver Loans that is properly requested hereunder. Except for Borrowings to be made as Swingline Loans, Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 2:00 p.m. on the proposed funding date for Base Rate Loans or by 3:00 p.m. at least two Business Days before any proposed funding of LIBOR Loans. Each Lender shall fund to Agent such Lender's Pro Rata share of the Borrowing to the account specified by Agent in immediately available funds not later than 3:00 p.m. on the requested funding date, unless Agent's notice is received after the times provided above, in which case Lender shall fund its Pro Rata share by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall disburse the proceeds of the Revolver Loans as directed by Borrower Agent. Unless Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its Pro Rata share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers. If a Lender's share of any Borrowing or of any settlement pursuant to Section 4.1.3(b) is not received by Agent, then Borrowers agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing.
(l)    By deleting Section 5.1 of the Loan Agreement in its entirety and by substituting the following in lieu thereof:

5.1.    General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free of (and without deduction for) any Taxes, and in immediately available funds, not later than 1:00 p.m. on the due date. Any payment after such time shall be deemed made on the next Business Day. If any payment under the Loan Documents shall be stated to be due on a day other than a Business Day, the due date shall be extended to the next Business Day. Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9; provided, that as long as no Event of Default exists, prepayments of LIBOR Loans may, at the option of Borrower Agent and Agent, be held by Agent as Cash Collateral and applied to such Loans at the end of their Interest Periods; provided further, that interest shall continue to accrue on such LIBOR Loans during such period. Any prepayment of Loans shall be applied first to Base Rate Loans and then to LIBOR Loans.

(m)    By deleting Section 5.3 of the Loan Agreement in its entirety and by substituting the following in lieu thereof:
(a)    Concurrently with any Permitted Asset Disposition of Equipment, Real Estate or other Assets (other than Accounts, the Net Proceeds of which are required to be applied to the Obligations in accordance with, and subject to the conditions in, Section 5.2), Borrowers shall prepay Loans in an amount equal to the Net Proceeds of such disposition;

(b)    Concurrently with the receipt of any proceeds of insurance or condemnation awards paid in respect of any Equipment or Real Estate, Borrowers shall prepay Loans in an amount equal to such proceeds, subject to Section 8.6.2;
(c)    Concurrently with any issuance of Equity Interests by Cross Country (each an "Equities Securities Issuance"), Borrowers shall prepay the Loans and other Obligations in an amount equal to 50% of the net proceeds of such Equities Securities Issuance; provided, that no such prepayment shall be required with respect to any Equities Securities Issuance occurring within 150 days of the Third Amendment Date to the extent the proceeds of such Equities Securities Issuance are used to prepay the Second Lien Debt in accordance with Section 10.2.8 and the Second Lien Loan Agreement; provided, further, that no such prepayment shall be required with respect to any other Equities Securities Issuance after such date if and to the extent such proceeds are required to be used to prepay Second Lien Debt in accordance with the mandatory prepayment provisions of the Second Lien Loan Agreement as in effect on the date hereof and the conditions to such mandatory prepayment set forth in Section 10.2.8 are satisfied; and
(d)    Concurrently with any issuance of by any Obligor of Debt not otherwise permitted under Section 10.2.1 (each a "Debt Securities Issuance"), Borrowers shall prepay the Loans and other Obligations in an amount equal to the net proceeds of such issuance.

(n)    By (i) adding the text "and the Liens of Second Lien Agent" immediately following the text "subject only to Agent's Liens" in Section 9.1.4 of the Loan Agreement, and (ii) by deleting the last sentence of Section 9.1.4 of the Loan Agreement in its entirety and by substituting in lieu thereof the following:
Except as contemplated by the Subordinated Debt Documents (as in effect on the date hereof and as defined in the Subordination Agreement), there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Borrower or Subsidiary..
(o)    By deleting Section 10.1.1(b) of the Loan Agreement in its entirety and by substituting the following in lieu thereof:
(b)    Reimburse Agent for all charges, costs and expenses of Agent in connection with examinations of any Obligor's books and records or any other financial or Collateral matters as Agent deems appropriate, up to (i) one time per Loan Year if Availability is at all times during such Loan Year in excess of the greater of 35% of the Loan Cap and $22,500,000, (ii) up to two times per Loan Year if Availability is at all times during such Loan Year in excess of the greater of 15% of the Loan Cap and $10,000,000, but less than or equal to the greater of 35% of the Loan Cap and $22,500,000 at any time during such Loan Year or (iii) up to three times per Loan Year if Availability is less than or equal to the greater of 15% of the Loan Cap and $10,000,000 at any time during such Loan Year; provided, however, that if an examination is initiated during a Default or Event of Default, all charges, costs and expenses therefor shall be reimbursed by Borrowers without regard to such limits.  Borrowers agree to pay Agent's then standard charges for examination activities, including the standard charges of Agent's internal examination and appraisal groups, as well as the charges of any third party used for such purposes.
(p)     By inserting the following new Sections 10.2.1(o) and 10.2.1(p) immediately after the ";" at the end of Section 10.2.1(n) and by renumbering the current Section 10.2.1(o) to be Section 10.2.1(q):
(o)    Second Lien Debt in an aggregate principal amount not in excess of $33,000,000, less the amount of all principal payments made on Second Lien Debt after the Third Amendment Date, and any Qualified Refinancing thereof pursuant to the terms of, and as defined in, the Intercreditor Agreement;
(p)    unsecured Subordinated Notes in an aggregate principal amount not in excess of $25,000,000, less the amount of all principal payments under the Subordinated Notes after the Third Amendment Date, plus the amount of all interest thereon that is paid-in-kind by adding such interest to the principal amount of such Subordinated Notes; and
(q)    By deleting the word "and" at the end of Section 10.2.2(k), by deleting the "." at the end of Section 10.2.2(l) and inserting in lieu thereof a "; and" and by inserting a new Section 10.2.2(m) immediately after Section 10.2.2(l) as follows:
(m)    Liens securing the Second Lien Debt pursuant to the terms of the Intercreditor Agreement.
(r)    By deleting Section 10.2.4 of the Loan Agreement in its entirety and substituting the following in lieu thereof:

10.2.4.    Distributions; Upstream Payments. (a) Declare or make any Distributions, except for (i) Upstream Payments, and, in the case of any Upstream Payment by Intelistaf to Staffing, a pro-rata Distribution made to Integris Prohealth, Inc., an Oklahoma corporation, in connection with such Upstream Payment to the extent required by the Intelistaf Operating Agreement and so long as before and after giving effect to such Distribution, Intelistaf is Solvent and such Distribution does not violate Applicable Law; (ii) Permitted Distributions; (iii) cash dividends by a Subsidiary to any other direct or indirect Subsidiary of Borrowers so long as the proceeds of such dividends are then subsequently paid, in the form of cash dividends, to such Borrower; and (iv) the repurchase, redemption, retirement or other acquisition of Equity Interests of any Borrower or any Subsidiary of any Borrower owned by employees of such Borrower or any Subsidiary or their assignees, estates and heirs, at a price not in excess of fair market value determined in good faith by the Board of Directors of Borrower, in an aggregate amount not to exceed $5,000,000 during the term of this Agreement; or (b) create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for restrictions under the Loan Documents, under Applicable Law or in effect on the Third Amendment Date as shown on Schedule 9.1.15.

(s)    By deleting Section 10.2.8 of the Loan Agreement in its entirety and by substituting the following in lieu thereof:
10.2.8.     Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any (a) Subordinated Debt, except to the extent permitted under any subordination agreement relating to such Debt (and a Senior Officer of Borrower Agent shall certify to Agent, not less than five Business Days prior to the date of payment, that all conditions under such agreement have been satisfied); or (b) Borrowed Money (other than the Obligations, Subordinated Debt and Debt owed by an Obligor or a Subsidiary that is not an Obligor to an Obligor) prior to its due date under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with the consent of Agent); provided, that Borrowers and their Subsidiaries may make prepayments of Borrowed Money under this clause (b) (including, without limitation, voluntary prepayments from equity issuances by Cross Country not otherwise required to be used to prepay the Obligations) so long as (i) no Default or Event of Default exists or is caused thereby; (ii) upon giving pro forma effect thereto, Average Availability for the 45 day period immediately preceding the date of such prepayment and Availability as of the date of such prepayment is no less than the greater of (A) 20% of the Loan Cap, and (B) $13,000,000; (iii) the Fixed Charge Coverage Ratio for the 12 month period ending on the date of the financial statements most recently required to be delivered pursuant to Section 10.1.2(b), determined on a pro forma basis after giving effect to such prepayment, is greater than 1:0 to 1:0, whether or not a Trigger Period (FCCR) exists; (iv) each of the Person making such prepayment and Obligors taken as a whole is Solvent after giving effect to such prepayment; and (v) such prepayment does not violate Applicable Law; provided, further, that satisfaction of the condition in clause (iii) of this sentence shall not be required with respect to any prepayment of the Second Lien Debt within 150 days of the Third Amendment Date from proceeds of an Equities Securities Issuance by Cross Country. For the avoidance of doubt, notwithstanding anything else herein to the contrary, the conversion of the Subordinated Notes to common equity of Borrower in accordance with the terms of the Subordinated Debt Documents (as defined in the Subordination Agreement) as in effect on the date hereof, shall be permitted.

(t)    By deleting Section 12.10.1 of the Loan Agreement in its entirety and by substituting the following in lieu thereof:
12.10.1. Remittances Generally. All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified herein or if payment is due on demand by Agent and request for payment is made by Agent by 11:00 a.m. on a Business Day, payment shall be made by Lender not later than 3:00 p.m. on such day, and if request is made after 11:00 a.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent's right of offset for any amounts due from such payee under the Loan Documents.
(u)     By deleting clause (b) of Section 12.2.1 of the Loan Agreement in its entirety and by substituting the following in lieu thereof:
"(b) that is the subject of an Asset Disposition which Borrowers certify in writing to Agent is a Permitted Asset Disposition or a Lien which Borrowers certify is a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on any such certificate without further inquiry) (it being understood that Agent may release any Subsidiary from its obligations under this Agreement and the other Loan Documents in connection with the sale of such Subsidiary pursuant to a Permitted Asset Disposition);"
(v)    By deleting the Schedules to the Loan Agreement in their entirety and by substituting the Schedules attached hereto in lieu thereof.
3.    Consent to MSN Acquisition. Subject to the satisfaction of the conditions set forth in Section 11 hereof and so long as no Default or Event of Default exists on the date of the MSN Acquisition or would exist immediately after giving effect thereto, Agent and Lenders waive compliance with Section 10.2.5 of the Loan Agreement to the extent necessary to permit to the MSN Acquisition pursuant to the MSN Purchase Documents.
4.    Limited Waiver Regarding Intelistaf.
(a)    Pursuant to the requirements of Section 10.1.10 of the Loan Agreement, any new Subsidiary acquired by Borrowers is required to guaranty the Obligations in a manner satisfactory to Agent ("Future Subsidiary Requirement "). Borrowers have requested a waiver of the Future Subsidiary Requirement with respect to the acquisition of Intelistaf pursuant to the terms of the MSN Purchase Documents.
(b)     Subject to the satisfaction of the conditions set forth in Section 12 hereof, Agent hereby waives, pursuant to Section 10.1.10 and Section 14.1 of the Loan Agreement, the Future Subsidiary Requirement solely with respect to Intelistaf.
5.    Joinder of New Borrower.
(a)     Addition of New Borrower.     By its execution and delivery of this Agreement, New Borrower (a) acknowledges and agrees that, as of the Third Amendment Date (as such term is defined in the Loan Agreement, as amended by this Agreement), it is a "Borrower" under the Loan Agreement and each of the other Loan Documents with the same force and effect as if originally named therein as a "Borrower," (b) covenants with Agent and Lenders that it will observe and perform the terms and provisions of the Loan

Agreement and each other Loan Document applicable to a "Borrower" to the same extent as if it were an original party thereto, and (c) confirms that it has received a copy of the Loan Agreement and the other Loan Documents. The parties hereto agree that each reference in the Loan Agreement and the other Loan Documents to "Borrower," "Borrowers," or terms of similar import shall be deemed to include, without limitation, New Borrower.
(b)    Joint and Several Liability. New Borrower acknowledges that it has requested Agent and Lenders to extend financial accommodations to it and to Existing Borrowers on a combined basis in accordance with the provisions of the Loan Agreement, as hereby amended. In accordance with the terms of the Loan Agreement, New Borrower acknowledges and agrees that, as of the Third Amendment Date (as such term is defined in the Loan Agreement, as amended by this Agreement), it shall be jointly and severally liable for any and all Loans and other Obligations heretofore or hereafter made or extended by Agent and Lenders to any and all of Existing Borrowers and for all interest, fees and other charges payable in connection therewith.
(c)    Grant of Security Interest. To secure the prompt payment and performance of all Obligations, New Borrower hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all Property of such New Borrower, including all of the following Property, whether now owned or hereafter acquired, and wherever located:
(a)    all Accounts;
(b)    all Chattel Paper, including electronic chattel paper;
(c)    all Commercial Tort Claims, including those shown on Schedule 9.1.16 of the Loan Agreement;
(d)    all Deposit Accounts;
(e)    all Documents;
(f)    all General Intangibles, including Intellectual Property;
(g)    all Goods, including Inventory, Equipment and fixtures;
(h)    all Instruments;
(i)    all Investment Property;
(j)    all Letter-of-Credit Rights;
(k)    all Supporting Obligations;
(l)    all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral;
(m)    all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(n)    all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.
Notwithstanding anything to the contrary in this Amendment, this Amendment shall not constitute a grant of a security interest in (a) any vehicle or any other property covered by a certificate of title or ownership, whether now owned or hereafter acquired; (b) any voting Equity Interests issued by any Foreign Subsidiary in excess of 65% of all of the voting Equity Interests of such Foreign Subsidiary; (c) any Obligor's right, title or interest in any lease, license, contract or agreement to which such Obligor is a party or any of its right, title or interest thereunder to the extent, but only to the extent, that such a grant would, under the terms of such lease, license, contract or agreement, result in a breach of the terms of, or constitute a default under, or result in the abandonment, invalidation or unenforceability of or create a right of termination in favor of or require the consent of any other party thereto (other than an Obligor), any lease, license, contract or agreement to which such Obligor is a party (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC or any other applicable law (including, without limitation, Title 11 of the United States Code) or principles of equity); (d) assets to the extent the granting of a security interest therein would be prohibited or restricted by Applicable Law, rule or regulation (including any requirement to obtain the consent of any Governmental Authority); (e) Excluded Deposit Accounts; (f) any governmental licenses or State or local franchises, charters or authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby, after giving effect to the applicable anti-assignment provisions of the UCC notwithstanding such prohibition or restriction; (g) those assets as to which Agent and Borrowers reasonably agree in writing that the cost, difficulty, burden or consequences of obtaining or perfecting a security interest in such assets are excessive in relation to the benefit to Lenders of the security to be afforded thereby; and (h) any United States "intent to use" trademark application or intent-to-use service mark application filed pursuant to Section 1(b) of the Lanham Act, to the extent that and during any period that the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of the applicable Obligor's right, title or interest therein or any trademark or service mark issued as a result of such application under applicable federal law, after which period such application shall be automatically subject to the security interest granted herein and deemed to be included in the Collateral (the assets described in clauses (a) through (h) above, collectively, the "Excluded Assets"); provided that such exclusions shall not apply to the proceeds (including, without limitation, proceeds from the sale or disposition) of any of the foregoing property and such proceeds shall be included in the Collateral.
6.    Consent Regarding Intercreditor Agreement and Subordination Agreement. Each Lender hereby consents to Agent entering into the Intercreditor Agreement and the Subordination Agreement and agrees to be bound by the terms of such agreements, as amended, restated, supplemented or otherwise modified from time to time with the consent of Required Lenders.
7.    Ratification and Reaffirmation. Each Borrower (including New Borrower) hereby ratifies and reaffirms the Obligations, each of the Loan Documents and all of such Borrower's covenants, duties, indebtedness and liabilities under the Loan Documents.
8.    Acknowledgments and Stipulations. Each Borrower (including New Borrower) consents to New Borrower’s becoming a "Borrower" under the Loan Agreement and the other Loan Documents and acknowledges and stipulates that the Loan Agreement and the other Loan Documents executed by such Borrower are legal, valid and binding obligations of such Borrower that are enforceable against such Borrower in accordance with the terms thereof (except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally); all of the Obligations are owing and payable without defense, offset or counterclaim (and to the extent there exists any such defense, offset or counterclaim on the date hereof, the same is hereby waived by such Borrower); the security interests and liens granted by such Borrower in favor of Agent, for the benefit of Secured Parties, are duly perfected, first priority security interests and liens, subject only to Permitted Liens that, pursuant to the Loan Agreement, are expressly allowed to have priority over Agent's Liens; on and as of the close of business on June 27, 2014, (i) the unpaid principal amount of the Revolver Loans totaled $11,500,000 and (ii) the issued and outstanding Letters of Credit totaled $11,399,096.
9.    Representations and Warranties. Each Borrower (including New Borrower) represents and warrants to Agents and Lenders, to induce Agents and Lenders to enter into this Amendment, that no Default or Event of Default exists on the date hereof; the execution, delivery and performance of this Amendment have been duly authorized by all requisite corporate action on the part of such Borrower and this Amendment has been duly executed and delivered by such Borrower; and all of the representations and warranties made by such Borrower in the Loan Agreement are true and correct in all material respects on and as of the date hereof (except for representations and warranties that expressly relate to an earlier date, in which case such representation or warranty was true and correct in all material respects as of such earlier date).
10.    Reference to Loan Agreement. Upon the effectiveness of this Amendment, each reference in the Loan Agreement to "this Agreement," "hereunder," or words of like import shall mean and be a reference to the Loan Agreement, as amended by this Amendment and each reference to "Borrowers" in any Loan Document shall mean each Existing Borrower and New Borrower, collectively, and each reference to a "Borrower" shall mean any one of the foregoing Borrowers..
11.    Breach of Amendment. This Amendment shall be part of the Loan Agreement and a breach of any representation, warranty or covenant herein shall constitute an Event of Default.
12.    Conditions Precedent. The effectiveness of the amendments, consents and waivers contained in Sections 2, 3 4 and 5 hereof are subject to the satisfaction of each of the following conditions precedent, in form and substance satisfactory to Agent and Lenders, unless satisfaction thereof is specifically waived in writing by Agent:

(i)	Agent shall have received a duly executed counterpart to this Amendment from each Borrower;

(ii)	Agent shall have received a duly executed Revolver Note (or an amendment and restatement of an existing Revolver Note) for each Lender who so requests;

(iii)
Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor's jurisdiction of organization. Agent shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor's jurisdiction of organization and each jurisdiction where such Obligor's conduct of business or ownership of Property necessitates qualification;

(iv)
Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor's Organic Documents are true and complete, and in full force and effect, without amendment; (ii) that an attached copy of resolutions authorizing execution and delivery of the Third Amendment is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to the Third Amendment; and

(iii) to the title, name and signature of each Person authorized to sign the Third Amendment and related documents;

(v)
Agent shall have received a Borrowing Base Certificate dated as of May 31, 2014, giving pro forma effect to the transactions contemplated by this Amendment, and the payment by Borrowers of all fees and expenses referenced in Section 12 hereof and such Borrowing Base Certificate shall demonstrate that Borrowers have Availability of at least $15,000,000 after giving pro forma effect to such transactions and payments;

(vi)
Borrowers shall have taken all actions deemed necessary by Agent to cause Agent and Lenders to have a first priority Lien against all personal property acquired pursuant to the MSN Acquisition (including, without limitation, all personal property that is subject to a certificate of title), subject only to Permitted Liens;

(vii)	Agent shall have received updated evidences of property insurance to include all new Collateral locations as a result of the MSN Acquisition;

(viii)
There has been no material adverse change, in the opinion of Agent, in the business, assets, properties, liabilities, operations or condition of Borrowers or the Target Company, in each case, taken as a whole;

(ix)
Agent shall have received true, correct and complete copies (certified by a Senior Officer of Borrowers) of the executed Asset Purchase Agreement dated June 2, 2014 (with all schedules and exhibits thereto) and all other material agreements executed in connection with the MSN Acquisition, and all amendments and modifications thereto and evidence that the MSN Acquisition will be consummated upon funding of the Loans on the Third Amendment Date (such evidence may take the form of a certificate from a Senior Officer of the Borrowers);

(x)
Agent shall have received certificates, in form and substance reasonably satisfactory to it, from a knowledgeable Senior Officer of each Borrower certifying that, both before and after giving pro forma effect to the MSN Acquisition, and (i) the Obligors taken as a whole, are Solvent; (ii) no Default or Event of Default exists;

(xi)
Agent shall have received from Borrowers (a) evidence that Borrowers have received all government, shareholder and third party consents (including Hart-Scott-Rodino clearance) deemed necessary or appropriate by Agent in connection with the MSN Acquisition, (b) copies of such legal opinions in connection with the MSN Acquisition as Agent deems appropriate, which shall be addressed to Agent and Lenders (or expressly state that Agent and Lenders may rely thereon), (c) full monthly consolidated projections of Borrowers and the Target Company, for the twelve (12) full fiscal months following the MSN Acquisition, which projections shall include a detailed analysis of projected realization of the outlined synergies, (d) a pro forma balance sheet of Borrowers dated as of May 31, 2014 and giving effect to the MSN Acquisition, the incurrence of the Second Lien Debt, the issuance of the Subordinated Notes and the funding of the Loans on the Third Amendment Date, which balance sheet shall reflect no material changes from the most recent pro forma balance sheet of Borrowers and the Target Company previously delivered to Agent, (e) satisfactory evidence that all lienholders of record received proper notice of the section 363 sale motion and notice of hearing on such motion in connection with the sale of assets by the debtors in the matter styled In re Medical Staffing Network Holdings, Inc., et al., Case No. 10-29101-

EPK (jointly administered), United States Bankruptcy Court, Southern District of Florida; and (f) satisfactory evidence of the release by General Electric Capital Corporation, as agent, of all of its liens upon and security interests in the assets of the Target Company that are being sold pursuant to the MSN Purchase Documents;

(xii)
There shall exist no action, suit, investigation, litigation, or proceeding pending or, to the Borrowers' knowledge, threatened in any court or before any arbitrator or governmental instrumentality that in Agent's judgment (a) could reasonably be expected to have a material adverse effect on Borrowers' assets, liabilities, business, financial condition, business prospects, or results of operations or which could impair Borrowers' ability to perform satisfactorily under the Loan Agreement, or (b) could reasonably be expected to materially and adversely affect the Loan Agreement or the transactions contemplated thereby;

(xiii)
Agent shall have received true, correct and complete copies (certified by a Senior Officer of Borrowers) of (i) all loan documents evidencing or, executed and delivered in connection with the issuance of the Second Lien Debt and (ii) the Subordinated Notes, each on terms and conditions satisfactory to Agent, and evidence that the Second Lien Debt will be funded and the Subordinated Notes will be issued contemporaneously with the closing of the Third Amendment;

(xiv)	Agent shall have received a duly executed counterpart of each of the Intercreditor Agreement and the Subordination Agreement from each party thereto;

(xv)
Agent shall have received an executed counterpart of a Second Amendment to Equity Pledge Agreement dated the date hereof, among Borrowers and Agent, pursuant to which Borrowers agree to pledge the Intelistaf Interests;

(xvi)
Agent shall have received an executed counterpart of (a) a First Amendment to Trademark Security Agreement dated the date hereof, among Cejka and Agent, (b) a Trademark Security Agreement dated the date hereof, among New Borrower and Agent, (c) a Trademark Security Agreement dated the date hereof, among Doctor and Agent and (d) a Trademark Security Agreement dated the date hereof, among Assignment and Agent;

(xvii)
Agent shall have received an executed counterpart to the Collateral Assignment of Rights under Asset Purchase Documents dated the date hereof, between Cross Country and Agent and acknowledged by Target Company;

(xviii)
Agent shall have received an executed counterpart to the Collateral Assignment of Rights under Management Services Agreement dated the date hereof, among Intelistaf, Cross Country and Agent, pursuant to which Cross Country agrees to assign all rights to management fees under that certain Management Services Agreement dated January 1, 2012 (as amended, prior to the date hereof);

(xix)
Agent shall have received a written opinion of Proskauer Rose LLP, as well as any local or in-house counsel to Borrowers, with respect to the Third Amendment and all documents executed in connection therewith;

(xx)
Agent shall have received a duly executed and delivered counterpart of an Out of State Affidavit attesting to Borrowers' execution and delivery of this Agreement and the other agreements set forth herein, as applicable, outside of the State of Florida;

(xxi)
Agent shall have received evidence that appropriate financing statements have been duly filed in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect Agent’s Liens in and to the Collateral of New Borrower;

(xxii)	Agent shall have received payment of all fees and expenses that are due and owing under Section 13 hereof; and

(xxiii)	Agent shall have received such other agreements, documents and instruments as Agent may reasonably request.
13.    Amendment Fee; Expenses of Agent. In consideration of Agent and Lenders' willingness to enter into this Amendment and to grant the accommodations set forth herein, Borrowers jointly and severally agree to pay to Agent and Lenders the fees set forth in that certain Fee Letter dated June 2, 2014 among Borrowers, Agent and Lenders on terms and conditions set forth therein; and Borrowers irrevocably authorize Agent to make a Revolver Loan to Borrowers in the amount of such fees and to disburse the proceeds of such Revolver Loan directly to Agent and Lenders in payment of such fees. Additionally, Borrowers jointly and severally agree to pay, on demand, all costs and expenses incurred by Agent in connection with the preparation, negotiation and execution of this Amendment and any other Loan Documents executed pursuant hereto and any and all amendments, modifications, and supplements thereto, including, without limitation, the costs and fees of Agent's legal counsel and any taxes or expenses associated with or incurred in connection with any instrument or agreement referred to herein or contemplated hereby.
14.    Post-Closing Covenant. Borrowers hereby acknowledge and agree to deliver or cause to be delivered to Agent (i) within twenty (20) days of this Amendment (a) evidence that the ownership of the collection accounts of Target Company with Wells Fargo Bank, National Association, has been changed to an Obligor and (b) Deposit Account Control Agreements in form and substance satisfactory to Agent with respect to such Deposit Accounts, (ii) within forty-five (45) days after the date of this Amendment (or such later date as shall be agreed to in writing by Agent), evidence that all Account Debtors or other Persons obligated to pay an Account acquired pursuant to the MSN Acquisition, have received notice from Borrowers to remit such payments directly to a Deposit Account maintained with Bank of America and over which Agent has control, (iii) within one hundred-twenty (120) days after the date of this Amendment (or such later date as shall be agreed to in writing by Agent), evidence that all operating accounts of Borrowers at Wells Fargo Bank, National Association ("Wells Fargo") have been closed, and (iii) within one hundred-twenty (120) days after the date of this Amendment (or such later date as shall be agreed to in writing by Agent), evidence that all other Deposit Accounts of Borrowers at Wells Fargo, have been closed.
15.    Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any conflict of law principles (but giving effect to federal laws relating to national banks).
16.    Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
17.    No Novation, etc. Except as otherwise expressly provided in this Amendment, nothing herein shall be deemed to amend or modify any provision of the Loan Agreement or any of the other Loan Documents, each of which shall remain in full force and effect. This Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Loan Agreement as herein modified shall continue in full force and effect.

18.    Counterparts; Electronic Signatures. This Amendment may be executed in any number of counterparts and by different parties to this Amendment on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any manually executed signature page to this Amendment delivered by a party by facsimile or other electronic transmission shall be deemed to be an original signature hereto.
19.    Further Assurances. Borrowers agree to take such further actions as Agent shall reasonably request from time to time in connection herewith to evidence or give effect to the amendments set forth herein or any of the transactions contemplated hereby.
20.    Section Titles. Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto.
21.    Release of Claims. To induce Agent and Lenders to enter into this Amendment, each Borrower hereby releases, acquits and forever discharges each Secured Party, and all officers, directors, agents, employees, successors and assigns of each Secured Party, from any and all liabilities, claims, demands, actions or causes of action of any kind or nature (if there be any), whether absolute or contingent, disputed or undisputed, at law or in equity, or known or unknown, that such Borrower now has or ever had against any Secured Party arising under or in connection with any of the Loan Documents or otherwise. Each Borrower represents and warrants to Agent and Lenders that such Borrower has not transferred or assigned to any Person any claim that such Borrower ever had or claimed to have against any Secured Party.
22.    Waiver of Jury Trial. To the fullest extent permitted by applicable law, the parties hereto each hereby waives the right to trial by jury in any action, suit, counterclaim or proceeding arising out of or related to this Amendment.
[Remainder of page intentionally left blank; signatures begin on following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers on the date first written above.

EXISTING BORROWERS: CROSS COUNTRY HEALTHCARE, INC. ("Cross Country") By: /s/ Stephen W. Rubin Stephen W. Rubin, Vice President
CEJKA SEARCH, INC. ("Cejka") By: /s/ Stephen W. Rubin Stephen W. Rubin, Vice President
CROSS COUNTRY EDUCATION, LLC ("Education") By: /s/ Stephen W. Rubin Stephen W. Rubin, Vice President
CROSS COUNTRY STAFFING, INC. ("Staffing") By: /s/ Stephen W. Rubin Stephen W. Rubin, Vice President
MDA HOLDINGS, INC. ("MDA") By: /s/ Stephen W. Rubin Stephen W. Rubin, Vice President
CROSS COUNTRY PUBLISHING, LLC ("Publishing") By: /s/ Stephen W. Rubin Stephen W. Rubin, Vice President

[Signatures continue on following page.]

Third Amendment to Loan and Security Agreement (Cross Country)

ASSIGNMENT AMERICA, LLC ("Assignment") By: /s/ Stephen W. Rubin Stephen W. Rubin, Vice President
TRAVEL STAFF, LLC ("Travel") By: /s/ Stephen W. Rubin Stephen W. Rubin, Vice President
LOCAL STAFF, LLC ("Local") By: /s/ Stephen W. Rubin Stephen W. Rubin, Vice President
MEDICAL DOCTOR ASSOCIATES, LLC ("Doctor") By: /s/ Stephen W. Rubin Stephen W. Rubin, Vice President
CREDENT VERIFICATION AND LICENSING SERVICES, LLC ("Credent") By: /s/ Stephen W. Rubin Stephen W. Rubin, Vice President
NEW BORROWER: OWS, LLC By: /s/ Stephen W. Rubin Stephen W. Rubin, Vice President

[Signatures continue on following page.]

Third Amendment to Loan and Security Agreement (Cross Country)

AGENT AND LENDERS: BANK OF AMERICA, N.A., as Agent and Lender By: /s/ Kenneth Butler Kenneth Butler, Senior Vice President

Third Amendment to Loan and Security Agreement (Cross Country)